EXHIBIT 23.2

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)
Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of New Momentum Corporation (Formerly known as Eason Education Kingdom Holdings Inc.) (“the Company”) of our report dated March 23, 2020 included in its Annual Report on Form 10-K (No. 000-52273) relating to the consolidated financial statements for the two years ended December 31, 2019 listed in the accompanying index.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, SAR

October 19, 2020